Exhibit 4.10

THE BLACK & DECKER
2008 RESTRICTED STOCK PLAN

1.           Purpose

The purpose of The Black & Decker 2008 Restricted Stock Plan is to secure, attract and retain executives and key employees of The Black & Decker Corporation and its Subsidiaries, to motivate those employees to put forth maximum efforts for the long-term success of the business, to encourage ownership of the Corporation’s stock by them, and to further align the interests of executives and key employees with those of the Corporation’s stockholders.

2.           Definitions

The following terms wherever used herein shall have the meanings set forth below.

(a)	The term “Award” shall mean an award of Restricted Stock or Restricted Stock Units under the Plan.

(b)	The term “Award Agreement” shall mean an agreement entered into between the Corporation and a Participant setting forth the terms and conditions of an Award granted to a Participant.

(c)	The term “Board” shall mean the Board of Directors of the Corporation.

(d)
The term “Change in Control of the Corporation” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Corporation is in fact required to comply therewith, provided that, without limitation, such a change in control shall be deemed to have occurred if (1) any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Subsidiaries or a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation’s then outstanding securities; (2) during any period of two consecutive years, individuals who at the beginning of that period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clauses (1) or (4) of this Section 2(d)) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board; (3) the Corporation enters into an agreement the consummation of which would result in the occurrence of a Change in Control of the Corporation; or (4) the stockholders of the Corporation approve a merger, share exchange or consolidation of the Corporation with any other corporation or entity, other than a merger, share exchange or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Corporation or the surviving entity outstanding immediately after the merger, share exchange or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation’s assets.

(e)	The term “Committee” shall mean the Compensation Committee of the Board.

(f)	The term “Common Stock” shall mean shares of common stock, par value $.50 per share, of the Corporation.

(g)	The term “Corporation” shall mean The Black & Decker Corporation.

(h)	The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i)	The term “Participant” shall mean a person to whom an Award is granted pursuant to the Plan.

(j)	The term “Plan” shall mean The Black & Decker 2008 Restricted Stock Plan, as the same may be amended from time to time.

(k)	The term “Restricted Stock” shall mean shares of Common Stock awarded under the Plan that are subject to a substantial risk of forfeiture or other restrictions as determined by the Committee.

(l)
The term “Restricted Stock Unit” shall mean an Award payable in shares of Common Stock and represented by a bookkeeping credit where the amount represented by the bookkeeping credit of each Restricted Stock Unit equals one share of Common Stock on the date of grant.  Restricted Stock Units are not outstanding shares of Common Stock and do not entitle a Participant to voting or other rights with respect to Common Stock.

(m)
The term “Subsidiary” shall mean any domestic or foreign entity, at least 50% of the outstanding voting stock or voting power of which is beneficially owned, directly or indirectly, by the Corporation.

3.           Effective Date of the Plan

This Plan shall become effective upon stockholder approval at the 2008 Annual Meeting of Stockholders, provided that the Committee may make Awards pursuant to the Plan prior to such stockholder approval if such Awards by their terms are contingent upon subsequent stockholder approval of the Plan.

4.           Administration

(a)	The Plan shall be administered by the Committee.

(b)
The Committee may establish, from time to time and at any time, subject to the limitations of the Plan, such rules and regulations and amendments and supplements thereto as it deems necessary to comply with applicable law and regulation and for the proper administration of the Plan.

(c)
Awards shall be granted by the Corporation and shall become effective only after prior approval of the Committee and upon the execution of an Award Agreement between the Corporation and the recipient of the Award.

(d)
All Awards under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations.  The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligation to be satisfied through cash payments, through the surrender of shares of Common Stock that the Participant already owns, or through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Plan.

(e)	The Committee’s interpretation and construction of the provisions of the Plan and the rules and regulations adopted by the Committee shall be final and binding on all persons.

(f)
Notwithstanding any other provisions of the Plan, the Corporation shall have no obligation to deliver any shares of Common Stock under the Plan or make any other distribution of any benefit under the Plan unless such delivery or distribution would comply with all applicable laws and regulations, including without limitation the Exchange Act and the requirements of the New York Stock Exchange.

5.           Participation in the Plan

(a)	Participation in the Plan shall be limited to the executives and employees of the Corporation who shall be designated by the Committee.

(b)	No member of the Board who is not also an employee of the Corporation shall be eligible to participate in the Plan.

6.           Stock Subject to the Plan

(a)
The amount of Common Stock available for Awards under the Plan shall be 1,000,000 shares.  Any shares of Common Stock surrendered to pay taxes in accordance with Section 4(d) of the Plan shall not be available for an Award under the Plan.  If for any reason shares of Common Stock as to which an Award has been made are cancelled or forfeited, then such shares of Common Stock again shall be available for an Award under the Plan.

(b)
In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, share exchange, acquisition of property or stock, or any change in the capital structure of the Corporation, the Committee shall make such adjustments as may be appropriate in the number and kind of shares reserved for Awards and in the number and kind price of shares covered by outstanding Awards.  Any adjustments made by the Committee shall be final, binding and conclusive.

7.           Terms and Conditions of Restricted Stock and Restricted Stock Unit Awards

(a)
Each Award of Restricted Stock or Restricted Stock Units under the Plan shall be evidenced by an Award Agreement between the Participant and the Corporation in such form as the Committee may approve, which agreement shall be subject to the terms and conditions of the Plan and shall contain such terms and conditions as the Committee shall prescribe.

(b)
Restricted Stock and Restricted Stock Units may be awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, past services or future services.  Unless otherwise specified by the Committee in the Award Agreement, the consideration for the Restricted Stock or Restricted Stock Units shall be the continuation of the Participant as an employee of the Corporation or its Subsidiaries for the duration of the restricted period.

(c)
Each award of Restricted Stock or Restricted Stock Units may or may not be subject to vesting.  Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement.  During any restricted period, the Participant shall not be permitted to sell, transfer, pledge or assign any Restricted Stock or Restricted Stock Units awarded under this Plan.  Notwithstanding the foregoing, each Award Agreement shall provide that all Restricted Stock and Restricted Stock Units subject to the Award Agreement shall become fully vested in the event that a Change in Control of the Corporation occurs or the Participant dies or becomes totally disabled while in the employ of the Corporation or its Subsidiaries.

(d)
Except as provided in Section 7(c) of the Plan, the holder of Restricted Stock shall have the same voting, dividend, and other rights with respect to Restricted Stock as a holder of unrestricted shares of the Corporation has with respect to those shares.  Restricted Stock Units are not outstanding shares of Common Stock and do not entitle the holder thereof to voting rights with respect to the underlying shares of Common Stock.  Unless the Award Agreement otherwise provides, holders of Restricted Stock Units are entitled to receive payments in the amount equivalent to cash dividends or other distributions when and if such dividends or other distributions are paid as if such holder had been awarded shares of Common Stock.

8.           Cancellation and Rescission of Awards

Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any outstanding Awards at any time if the Participant is not in compliance with all applicable provisions of the applicable Award Agreement and the Plan, the Participant voluntarily terminates employment by the Corporation without the Committee’s approval, or the Participant engages in any conduct or act determined by the Committee to be injurious, detrimental, or prejudicial to any interest of the Corporation.

9.           Amendments and Discontinuance of the Plan; Modification of Awards

The Board shall have the right at any time and from time to time to amend, modify, or discontinue the Plan; provided, however, that, no such amendment, modification, or discontinuance of the Plan shall (a) be effective unless approved by the stockholders of the Corporation to the extent stockholder approval is necessary to satisfy the requirement of the New York Stock Exchange, (b) revoke or alter the terms of any Award previously granted under the Plan, or (c) extend the time Awards may be made under the Plan beyond May 1, 2018.

10.           Plan Subject to Governmental Laws and Regulations

The Plan and the terms of Awards shall be subject to all applicable governmental laws and regulations.  Notwithstanding any other provision of the Plan to the contrary, the Board may in its sole and absolute discretion make such changes in the Plan as may be required to conform the Plan to such laws and regulations.

11.           Exclusion From Retirement and Fringe Benefit Computation

No portion of any Award under this Plan shall be taken into account as “wages,” “salary” or “compensation” for any purpose, whether in determining eligibility, benefits or otherwise, under (a) any pension, retirement, profit sharing or other qualified or non-qualified plan of deferred compensation, (b) any employee welfare or fringe benefit plan including, but not limited to, group insurance, hospitalization, medical, disability and severance programs, or (c) any form of extraordinary pay including but not limited to bonuses, sick pay, vacation pay, termination indemnities or the like.

12.          Non-Guarantee of Employment

Nothing in the Plan or in any Award granted pursuant to the Plan shall be construed as a contract of employment between the Corporation or any Subsidiary, and the selection of any person as a Participant in the Plan will not give that person the right to continue in the employ of the Corporation or any Subsidiary, the right to continue to provide services to the Corporation or any Subsidiary or as a limitation of the right of the Corporation or any Subsidiary to discharge any Participant or any other person at any time.

13.          Liability Limited; Indemnification

(a)
To the maximum extent permitted by Maryland law, neither the Corporation, the Board, the Committee, nor any member of the Board or the Committee, shall be liable for any action or determination made with respect to this Plan.

(b)
In addition to such other rights of indemnification that they may have, the members of the Board and the Committee shall be indemnified by the Corporation to the maximum extent permitted by Maryland law against any and all liabilities and expenses incurred in connection with their service in such capacity.

14.          Miscellaneous

(a)	The headings in this Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan.

(b)	This Plan shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to principles of conflict of laws of any jurisdiction.

(c)
All notices and other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if delivered or mailed, addressed to the Participant at the most recent address contained in the records of the Corporation or to the Corporation at its principal office at 701 East Joppa Road, Towson, Maryland  21286.